Exhibit 10.10

CONFIDENTIAL	Execution Copy

AMENDMENT # 1 TO AMENDED AND RESTATED

TRANSITION SERVICES, PRODUCTS AND ASSET AGREEMENT

This Amendment # 1 to Amended and Restated Transition Services, Products and Asset Agreement (this “Amendment”) is entered into as of December 30, 2010 (the “Amendment Effective Date”) by and among Motorola, Inc., a Delaware corporation (“Motorola”), Iridium Holdings LLC, a Delaware limited liability company (“Iridium Holdings”), Iridium Satellite LLC, a Delaware limited liability company (“Iridium Satellite”), and Iridium Communications Inc., a Delaware corporation (“Iridium Communications”). Motorola, Iridium Holdings, Iridium Satellite and Iridium Communications are referred to collectively in this Amendment as the “Parties” and individually as a “Party.”

RECITALS

WHEREAS, the Parties have entered into that certain Amended and Restated Transition Services, Products and Asset Agreement dated as of September 30, 2010 (the “TSA”);

WHEREAS, Iridium Satellite, Motorola, The Boeing Company (“Boeing”) and the United States (the “Government”) are parties to the Indemnification Contract dated as of December 5, 2000 (the “U.S. Government Indemnification Contract”), as amended by the Terms and Conditions for De-Orbit Postponement Modification for Contract DCA100-01-C-3001 dated as of September 7, 2010 (the “Indemnification Contract Amendment”);

WHEREAS, pursuant to the U.S. Government Indemnification Contract, Motorola was required to maintain certain Aviation Products – Completed Operations Liability Insurance (the “Policy”) and Iridium Satellite was required to pay Motorola for the cost of such Policy as a condition to the Government providing certain indemnities;

WHEREAS, pursuant to the TSA, Motorola agreed to maintain such Policy and Iridium Satellite agreed to pay Motorola for the cost of such Policy;

WHEREAS, pursuant to the Indemnification Contract Amendment, the U.S. Government Indemnification Contract was amended to permit Iridium Satellite to purchase and maintain the Policy directly; and

WHEREAS, the Parties desire to amend the TSA to require Iridium Satellite to purchase and maintain the Policy directly and to terminate Motorola’s obligation with respect to purchasing and maintaining the Policy.

NOW, THEREFORE, in consideration of the mutual agreements and covenants made herein, the Parties hereby agree as follows:

1. Terms defined in the TSA shall have the same meanings when used in this Amendment, except as otherwise stated herein.

2. Section 1.B(6) of the TSA is hereby deleted in its entirety and replaced with the following:

“(6) upon written notice from Motorola if (i) Iridium is unable to or otherwise fails to obtain aviation product liability insurance sufficient to protect Motorola from potential claims, damages, obligations, costs, liabilities, penalties or expenses in connection with the Iridium System, and (ii) the U.S. Government, pursuant to the U.S. Government Indemnification Contract, has not agreed to cover the amount that would otherwise have been paid by the Aviation Policy, despite Iridium’s good faith efforts to comply with the U.S. Government Indemnification Contract, as amended.”

3. Section 1.D of the TSA is hereby deleted in its entirety and replaced with the following:

“D. Aviation Policy

(1)	Since December 11, 2000, Motorola has obtained an aviation products insurance policy which includes policy language and is in a form required to comply with the U.S. Government Indemnification Contract and in the amount of $1 billion per occurrence and annually (the “Existing Aviation Policy”).

(2)	From and after the expiration of the current term of the Existing Aviation Policy, Iridium will obtain and maintain an aviation products insurance policy which includes policy language and is in a form required to comply with the U.S. Government Indemnification Contract and in the amount of $1 billion per occurrence and annually (the “Aviation Policy”). Motorola and all of its subsidiaries will be named as additional insureds on the Aviation Policy. Each of Iridium Satellite, Iridium Holdings and Iridium Communications agrees to pay the premium on the Aviation Policy, and to maintain the Aviation Policy through the earlier completion of (x) Re-orbit and De-orbit of all Iridium System satellites and related devices (including, but not limited to, non-functional satellites and mass frequency simulators) and (y) the date on which Iridium Satellite and all successor entities (directly or indirectly through their subsidiaries, and their affiliates which operate satellite communications systems) cease to be actively engaged in the operation of the Iridium System. Notwithstanding the foregoing, Iridium Satellite shall not adopt any plan of liquidation, dissolution or winding up of its business in any manner prior to the completion of De-orbit of all Iridium System satellites and related devices (including, but not limited to, non-functional satellites and mass frequency simulators) unless as part of such plan Iridium Satellite transfers to Motorola an amount equal to the premium necessary to maintain the Aviation Policy or a similar policy for the period from the date of the liquidation, dissolution or winding up to the date (which date shall be acceptable to Motorola in its sole discretion) which shall be the second anniversary of completion of De-orbit of all Iridium System satellites and related devices (including, but not limited to, non-functional satellites and mass frequency simulators).”

4. Section 1.E of the TSA is hereby deleted in its entirety and replaced with the following:

“E. With respect to the launch of any additional Iridium System satellites after December 11, 2000 pursuant to Section 4 of the Original Agreement, (1) Iridium Satellite acknowledges that all such additional satellites have been included under the Insurance Policy and will be included under the Aviation Policy and (2) Motorola acknowledges that all such additional satellites have been included under the Existing Aviation Policy.

5. Except as expressly set forth herein, this Amendment shall not, by implication or otherwise, alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the TSA, all of which are ratified and affirmed in all respects and shall continue in full force and effect, and shall govern the terms of the TSA as amended hereby.

6. This Amendment may be executed in any number of counterparts, each of which shall for all purposes be deemed to be an original and all of which shall constitute the same instrument. The signatures of the Parties to this Amendment may be transmitted by facsimile or by email in PDF format, and such facsimile or PDF will, for all purposes, be deemed to be the original signature of such Party whose signature it reproduces and will be binding upon such Party.

* * * * * *

IN WITNESS WHEREOF, the Parties hereto have executed this Amendment as of the Amendment Effective Date.

MOTOROLA, INC.

By:	/s/ Loren S. Minkus
Name: Loren S. Minkus
Title: Director, Portfolio Management

IRIDIUM HOLDINGS LLC

By:	/s/ Matthew J. Desch
Name:
Title: President and Chief Executive Officer

IRIDIUM SATELLITE LLC

By:	/s/ Matthew J. Desch
Name:
Title: President and Chief Executive Officer

IRIDIUM COMMUNICATIONS INC.

By:	/s/ Matthew J. Desch
Name:
Title: Chief Executive Officer

Amendment # 1 to Amended and Restated Transition Services, Products and Asset Agreement